ANI Pharmaceuticals Reports Record Fourth Quarter and Full Year 2014 Financial Results

For the fourth quarter 2014:

  Record net revenues of $21.0 million, an increase of 100% over fourth quarter 2013

  Record adjusted non-GAAP EBITDA of $12.8 million, an increase of 225% over fourth quarter 2013

  Adjusted non-GAAP diluted earnings per share of $1.94, which includes the positive impact of a $16.7 million deferred tax valuation allowance reversal

  For the full year ended December 31, 2014:

  Record annual revenues of $56.0 million, an increase of 86% over 2013

  Record adjusted non-GAAP EBITDA of $27.3 million, an increase of 264% over 2013

  Adjusted non-GAAP diluted earnings per share of $2.96, which includes the positive impact of a $16.7 million deferred tax valuation allowance reversal

  BAUDETTE, Minn., Feb. 19, 2015 /PRNewswire/ -- ANI Pharmaceuticals, Inc. ("ANI") (NASDAQ: ANIP) today reported financial results for the three and twelve months ended December 31, 2014 and announced its revenue, non-GAAP EBITDA, and non-GAAP earnings per share guidance for the 2015 year.

  Fourth quarter net revenues were $21.0 million, an increase of 100% as compared to $10.5 million for the same period in 2013. Fourth quarter adjusted non-GAAP EBITDA was $12.8 million, an increase of 225% as compared to $3.9 million in the same period in 2013. Fourth quarter operating income was $10.8 million, an increase of 211% as compared to $3.5 million in the same period in 2013. Fourth quarter adjusted non-GAAP diluted earnings per share was $1.94. Fourth quarter diluted earnings per share, calculated under U.S. GAAP, was $1.82, an increase of 406% as compared to $0.36 in the same period in 2013. Both earnings per share calculations include the positive impact of a $16.7 million reversal of valuation allowances previously recorded against ANI's deferred tax assets. This reversal is based on the Company's expectation of future profitability, among other factors. Also during the quarter, ANI closed a public offering of convertible debt, netting proceeds of $122.6 million.

  Arthur S. Przybyl, President and CEO, stated,

  "ANI had a record fourth quarter across all major metrics of revenue, EBITDA, operating income, earnings per share, and operating cash flows. Our fourth quarter financial results were the direct result of continued organic revenue growth, combined with the impact of revenues from Lithobid and Vancocin, products we acquired in the third quarter. In the fourth quarter we also launched Vancocin under our own ANI label and the first of our products acquired from Teva, Methazolamide.

  2014 was an exciting year for ANI. We completed three transactions, acquiring 33 generic drug products and two mature brand NDAs, and we raised over $193 million through common stock and convertible debt financings. At the end of the year we had over $169 million of cash on hand that will help us continue to implement our strategy of advancing our internal generic product development efforts while selectively pursuing acquisitions and partnerships for late stage generic products and mature brands."

  ANI's Guidance for the Full Year 2015

  ANI's guidance for 2015 is based on management's current estimates of the Company's market share for its products, product pricing, cost of sales, and operating costs.

    Net revenues estimated to be between $80 million and $88 million.
    Cost of sales, exclusive of depreciation and amortization, of between 15% and 17.5%.
    Operating expenses of between $16.2 and $16.5 million, excluding non-cash stock compensation expense of approximately $2.8 million.
    Research and development costs of approximately $3.0 million.
    Adjusted non-GAAP EBITDA, which excludes non-cash stock compensation expense, estimated to be between $48.8 million and $53.1 million.
    Depreciation and amortization expense of approximately $5.5 million.
    Total interest expense of approximately $11.2 million. This includes cash interest expense of approximately $4.3 million and non-cash interest expense of approximately $6.9 million.
    An estimated effective tax rate of 36%.
    Adjusted non-GAAP earnings per share, which excludes non-cash stock compensation and non-cash interest expense, estimated to be between $2.48 and $2.72, assuming 11,476,281 weighted average shares outstanding.

  The 2015 adjusted non-GAAP earnings per share guidance above represents an increase of between 68% and 84% when compared to pro forma adjusted non-GAAP earnings per share for 2014. See Table 4 for a calculation of pro forma adjusted non-GAAP earnings per share for the quarter and year ended December 31, 2014 and a reconciliation to US GAAP.

  The guidance above assumes a stable market share for EEMT and does not take into account the effect of any additional new product launches or acquisitions that could potentially occur throughout 2015.

  Year-to-Date Highlights Include:

    Year-to-date net revenues of $56.0 million, an increase of 86% as compared to $30.1 million for the same period in 2013.
    Year-to-date adjusted non-GAAP EBITDA of $27.3 million, an increase of 264% as compared to $7.5 million for the same period in 2013.
    Year-to-date operating income of $20.0 million, an increase of $19.1 million as compared to $0.9 million for the same period in 2013.
    Successful completion of a convertible debt offering, netting proceeds of $122.6 million in December 2014.
    Launched Methazolamide USP 25mg and 50mg oral tablets in November 2014.
    Filed an ANDA with the FDA for an anti-cancer drug, which was granted an expedited review in August 2014.
    Acquired Vancocin® NDA and related ANDAs in August 2014.
    Acquired Lithobid® NDA in July 2014.
    Completed a follow-on public offering of common stock yielding net proceeds of $46.7 million in March 2014.
    Acquired ANDAs for 31 generic products in January 2014.
Net revenues and Adjusted
Non-GAAP EBITDA
(in thousands)	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Net revenues	$ 21,037	$ 10,532	$ 55,970	$ 30,082
Adjusted Non-GAAP EBITDA(a)	$ 12,758	$ 3,930	$ 27,307	$ 7,512

(a) See Table 2 for US GAAP reconciliation.

  Fourth Quarter Results

  For the three months ended December 31, 2014, ANI reported net revenues of $21.0 million, an increase of 100% from $10.5 million in the prior year period. The increase in revenues was due to a 100% increase in net prescription sales from $8.8 million to $17.6 million, primarily as a result of sales of ANI's newly acquired products, Lithobid and Vancocin, as well as price increases for the Company's existing products. Contract sales, development services, and royalty revenues increased from $1.7 million to $3.4 million, primarily due to royalties received on sales of the authorized generic of Vancocin.

  Adjusted non-GAAP EBITDA was $12.8 million for the three months ended December 31, 2014, compared to $3.9 million in the prior year period, an increase of 225%. For a reconciliation of adjusted non-GAAP EBITDA to GAAP operating income, please see Table 2.

  Cost of sales decreased as a percentage of net revenues to 17% from 25%, primarily due to higher margin sales of the newly acquired Lithobid and Vancocin branded products, as well as price increases for the Company's existing products.

  Research and development costs were $0.6 million and $0.5 million for the three months ended December 31, 2014 and 2013, respectively. The slight increase was due to work on new development projects, including the Teva products and the development projects with Sterling.

  Selling, general and administrative expenses increased to $4.7 million for the three months ended December 31, 2014, from $3.4 million in the prior year period. The increase was primarily due to $704 thousand in non-cash stock-based compensation expense recognized during the quarter, as well increases in personnel and compensation expense.

  Operating income was $10.8 million for the three months ended December 31, 2014, as compared to $3.5 million in the prior year period.

  Net income was $21.0 million for the three months ended December 31, 2014, as compared to $3.4 million in the prior year period. Fourth quarter 2014 net income includes a $16.7 million tax benefit from the reversal of the majority of the valuation allowance previously recorded against the Company's deferred tax assets. Diluted earnings per share for the three months ended December 31, 2014 was $1.82, based on 11,476,281 diluted shares outstanding, as compared with earnings per share of $0.36 in the prior year period.

  Adjusted non-GAAP diluted earnings per share was $1.94. For a reconciliation of adjusted non-GAAP diluted earnings per share to GAAP net income, please see Table 3.

  Results for the Year Ended December 31, 2014

  For the year ended December 31, 2014, ANI reported net revenues of $56.0 million, an increase of 86% from $30.1 million in the prior year period. The increase in revenues was due to a 107% increase in net prescription sales from $22.7 million to $46.9 million, primarily as a result of price increases for the Company's existing products, as well as sales of ANI's newly acquired products, Lithobid and Vancocin. Contract sales, development services, and royalty revenues increased from $7.4 million to $9.1 million, due primarily to royalties received on sales of the authorized generic of Vancocin in the last five months of the year.

  Adjusted non-GAAP EBITDA was $27.3 million for the year ended December 31, 2014, as compared to $7.5 million in the prior year period, an increase of 264%. For a reconciliation of adjusted non-GAAP EBITDA to GAAP operating income, please see Table 2.

  Cost of sales decreased as a percentage of net revenues to 20% from 33%, primarily due to price increases for the Company's existing products, as well as higher margin sales of the newly acquired Lithobid and Vancocin branded products.

  Research and development costs were $2.7 million and $1.7 million for the years ended December 31, 2014 and 2013, respectively. The increase was due to work on new development projects, including the Teva products, the new projects with Sterling and Sofgen, and a filing fee for an ANDA submission of an anti-cancer drug.

  Selling, general and administrative expenses increased to $17.9 million for the year ended December 31, 2014 from $16.4 million in the prior year period. The slight increase was due to increases in personnel and consulting, legal, and other fees related to becoming a public company, as well as $3.4 million of non-cash stock compensation expense, of which $1.3 million was a catch-up charge recognized upon shareholder approval of an increase in shares available for issuance under ANI's stock compensation plan. These increases were partially offset by the lack of $5.5 million of merger-related expenses incurred in 2013.

  Operating income was $20.0 million for the year ended December 31, 2014, as compared to $0.9 million in the prior year period. Operating income in 2013 included $5.5 million of merger-related expenses.

  Net income was $28.7 million for the year ended December 31, 2014, as compared to $0.3 million in the prior year period. Net income for 2014 includes a $16.7 million tax benefit from the reversal of the majority of the valuation allowance previously recorded against the Company's deferred tax assets. Diluted earnings per share for the year ended December 31, 2014 was $2.59, based on 11,052,931 diluted shares outstanding.

  Adjusted non-GAAP diluted earnings per share was $2.96. For a reconciliation of adjusted non-GAAP diluted earnings per share to GAAP net income, please see Table 3.

Selected Balance Sheet Data
(in thousands)
	December 31,	December 31,
	2014	2013
Cash	$ 169,037	$ 11,105
Accounts Receivable, net	$ 17,297	$ 12,513
Inventory, net	$ 7,518	$ 3,518
Current Assets	$ 203,478	$ 27,716
Current Liabilities	$ 13,233	$ 3,538

  ANI generated $10.7 million and $22.0 million of positive cash flows from operations in the fourth quarter and in the year ended December 31, 2014, respectively. In the first quarter, ANI completed a follow-on public offering, netting $46.7 million. In the fourth quarter, ANI closed a public offering of $143.8 million of convertible debt, with simultaneous bond hedge and warrant transactions, netting proceeds of $122.6 million. The convertible notes have a conversion price of $69.48, but in entering into the bond hedge and warrant transactions, the effective conversion price was raised to $96.21 per share from the Company's perspective. As a result of these cash inflows, net of $34.6 million in payments for product acquisitions, ANI had $169.0 million of cash at December 31, 2014.

  Accounts receivable, net, increased from $12.5 million to $17.3 million. ANI's inventory, net, increased from $3.5 million to $7.5 million as a direct result of raw materials acquired for key products, and inventories related to Lithobid and Vancocin. ANI's total current assets increased by $175.8 million to $203.5 million at December 31, 2014, from $27.7 million at December 31, 2013.

  Total shares issued and outstanding at December 31, 2014 were 11,387,860.

ANI Product Development Pipeline

Products	ANI	Partnered	Total
At FDA	6	3	9
Development	5	3	8
Teva Products	29	0	29

  In November 2014 and January 2015, ANI launched two of the products acquired from Teva. ANI's product development pipeline includes extended-release products, narcotics, anti-cancers, oral solutions, suspensions and solid dosage forms. These forty-six generic products address a total annual market size of approximately $3.0 billion, based on data from IMS Health.

  Non-GAAP Financial Measures

  Adjusted Non-GAAP EBITDA

  ANI's management considers adjusted non-GAAP EBITDA to be an important financial indicator of ANI's operating performance, providing investors and analysts with a useful measure of operation results unaffected by non-cash stock-based compensation, merger-related expenses, and differences in capital structures, tax structures, capital investment cycles, ages of related assets and compensation structures among otherwise comparable companies. Management uses adjusted non-GAAP EBITDA when analyzing Company performance.

  Adjusted non-GAAP EBITDA is defined as operating income/(loss), excluding depreciation, amortization, stock-based compensation expense, and merger-related operating expenses. Adjusted non-GAAP EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under GAAP. A reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP financial measure is provided in Table 2.

  Adjusted non-GAAP Diluted Earnings per Share

  ANI's management considers adjusted non-GAAP diluted earnings per share to be an important financial indicator of ANI's operating performance, providing investors and analysts with a useful measure of operating results unaffected by non-cash stock-based compensation and non-cash interest expense. Management uses adjusted non-GAAP diluted earnings per share when analyzing Company performance.

  Adjusted non-GAAP diluted earnings per share is defined as net income/(loss), excluding stock-based compensation and non-cash interest expense, divided by the diluted weighted average shares outstanding during the period. Adjusted non-GAAP diluted earnings per share should be considered in addition to, but not in lieu of, earnings or loss per share reported under GAAP. A reconciliation of adjusted non-GAAP diluted earnings per share to the most directly comparable GAAP financial measure is provided in Table 3.

  Pro Forma Adjusted non-GAAP Diluted Earnings per Share

  ANI's management considers pro forma adjusted non-GAAP diluted earnings per share to be an important financial indicator of ANI's operating performance, providing investors and analysts with a pro forma measure of operating results that can be compared across reporting periods. Management uses pro forma adjusted non-GAAP diluted earnings per share when analyzing Company performance.

  Pro forma adjusted non-GAAP diluted earnings per share is defined as income/(loss) before income tax benefit/(provision), less pro forma tax expense at an effective tax rate of 36%, and excluding non-cash stock-based compensation and non-cash interest expense, divided by the diluted weighted average shares outstanding during the period. Pro forma adjusted non-GAAP diluted earnings per share should be considered in addition to, but not in lieu of, earnings or loss per share reported under GAAP. A reconciliation of pro forma adjusted non-GAAP diluted earnings per share to the most directly comparable GAAP financial measure is provided in Table 4.

  About ANI

  ANI Pharmaceuticals, Inc. (the "Company" or "ANI") is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products. For more information, please visit the Company's website www.anipharmaceuticals.com.

  Forward-Looking Statements

  To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about price increases, the Company's future operations, products financial position, operating results and prospects , the Company's pipeline or potential markets therefor, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "plans," "potential," "future," "believes," "intends," "continue," other words of similar meaning, derivations of such words and the use of future dates.

  Uncertainties and risks may cause the Company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the risk that the Company may face with respect to importing raw materials; increased competition; delays or failure in obtaining product approval from the U.S. Food and Drug Administration; general business and economic conditions; market trends; products development; regulatory and other approvals and marketing.

  More detailed information on these and additional factors that could affect the Company's actual results are described in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as its proxy statement. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company's current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

  For more information about ANI, please contact:
  Investor Relations
  (218) 634-3608
  IR@anipharmaceuticals.com

ANI Pharmaceuticals, Inc. and Subsidiary
Table 1: US GAAP Income Statement
(unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,

	2014	2013	2014	2013

Net Revenues	$ 21,037	$ 10,532	$ 55,970	$ 30,082

Operating Expenses
Cost of sales (excl. depreciation and amortization)
	3,673	2,684	11,473	9,974
Research and development	568	524	2,678	1,712
Selling, general and administrative	4,742	3,427	17,935	16,388
Depreciation and amortization	1,282	437	3,878	1,110

Total Operating Expenses	10,265	7,072	35,964	29,184

Operating Income	10,772	3,460	20,006	898

Other Income/(Expense)
Interest expense	(800)	-	(787)	(467)
Other income/(expense)	88	31	160	(305)

Income Before Income Tax Benefit/(Provision)	10,060	3,491	19,379	126

Income tax benefit/(provision)	10,946	(103)	9,368	(20)

Net Income from Continuing Operations	21,006	3,388	28,747	106
Gain on discontinued operation, net of provision for income taxes

	-	45	-	195

Net Income	21,006	3,433	28,747	301

Basic Earnings/(Loss) Per Share
Continuing Operations	$ 1.85	$ 0.35	$ 2.61	$ (0.96)
Discontinued Operations	-	0.01	-	0.04
Basic Earnings/(Loss) Per Share	$ 1.85	$ 0.36	$ 2.61	$ (0.92)

Basic Weighted-Average Shares Outstanding
	11,287	9,506	10,941	5,071

Diluted Earnings/(Loss) Per Share
Continuing Operations	$ 1.82	$ 0.35	$ 2.59	$ (0.96)
Discontinued Operations	-	0.01	-	0.04
Diluted Earnings/(Loss) Per Share	$ 1.82	$ 0.36	$ 2.59	$ (0.92)

Diluted Weighted-Average Shares Outstanding
	11,476	9,511	11,053	5,071

ANI Pharmaceuticals, Inc. and Subsidiary
Table 2: Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

	Three months ended December 31,		Year ended December 31,

	2014	2013	2014	2013

Operating Income	$10,772	$3,460	$20,006	$898

Add back
Depreciation and amortization	1,282	437	3,878	1,110

Add back
Stock-based compensation	704	33	3,423	36
Merger-related expenses, not already added back	-	-	-	5,468
Adjusted EBITDA	$12,758	$3,930	$27,307	$7,512

ANI Pharmaceuticals, Inc. and Subsidiary
Table 3: Adjusted non-GAAP Diluted Earnings Per Share Reconciliation
(unaudited, in thousands, except per share amounts)

	Three months ended December 31, 2014	Year ended December 31, 2014

Net Income	$ 21,006	$ 28,747

Add back
Non-cash interest expense	560	560
Stock-based compensation	704	3,423

Adjusted Net Income Used in Calculating Adjusted non-GAAP Diluted Earnings Per Share	$ 22,270	$ 32,730

Diluted Weighted-Average
Shares Outstanding	11,476	11,053

Adjusted non-GAAP
Diluted Earnings Per Share	$ 1.94	$ 2.96

ANI Pharmaceuticals, Inc. and Subsidiary
Table 4: Pro Forma Adjusted non-GAAP Diluted Earnings Per Share Reconciliation
(unaudited, in thousands, except per share amounts)

	Three months ended December 31, 2014	Year ended December 31, 2014

Income Before Income Tax Provision/(Benefit)	$ 10,060	$ 19,379

Subtract
Pro forma tax provision at 36%	3,622	6,976

Add back
Non-cash interest expense	560	560
Stock-based compensation	704	3,423

Adjusted Net Income Used in Calculating Proforma Adjusted non-GAAP Diluted Earnings Per Share	$ 7,702	$ 16,386

Diluted Weighted-Average
Shares Outstanding	11,476	11,053

Adjusted non-GAAP
Diluted Earnings Per Share	$ 0.67	$ 1.48